Exhibit 99.1

NEWS RELEASE

ICF International Reports Third Quarter 2013 Results

■	Total Revenue of $244 Million; Increased 2.6 Percent
■	Commercial Growth Driven by 18 Percent Increase in Energy Efficiency Program Revenues
■	Federal Government Revenues Remained Stable
■	Net Income Increased 16 Percent to $11.1 Million; Diluted EPS Was $0.55
■	Contract Awards Were $480 Million, Up 33 Percent; Book-to-Bill Ratio Was 1.97
■	Nine-Month Contract Awards Were $943 Million, Up 18 Percent; Book-to-Bill Ratio Was 1.31
■	Nine-Month Cash Flow From Operations Was $47 Million

FAIRFAX, Va. (November 5, 2013) - ICF International, Inc. (NASDAQ:ICFI), a leading provider of consulting services and technology solutions to government and commercial clients, reported results for the third quarter and nine months ended September 30, 2013.

Third Quarter/Nine-Month Results and Highlights

For the third quarter, revenue was $244.1 million, a 2.6 percent increase over the $237.9 million reported in the 2012 third quarter. Service revenue, total revenue less subcontractor and other direct costs, increased 2.2 percent to $180.1 million. Operating income was $17.2 million, 0.9 percent higher than the $17.0 million reported in last year’s third quarter. Net income increased 16.3 percent to $11.1 million, or $0.55 per diluted share, from the $9.6 million, or $0.48 per diluted share earned in the comparable 2012 period.

For the first nine months of 2013, revenue was $719.5 million, a 2.0 percent increase over the $705.2 million reported in the same period in 2012. Service revenue was up 1.1 percent to $538.4 million. Operating income increased 0.9 percent to $52.1 million. Net income was $31.6 million or $1.57 per diluted share, up 9.4 percent from the $28.9 million or $1.44 per diluted share earned in the first nine months of 2012.

Commenting on ICF’s results, Chairman and Chief Executive Officer Sudhakar Kesavan said, “This is the 11th consecutive quarter in which our commercial revenue growth significantly outpaced that of our federal business. Commercial revenues increased 7.7 percent in the third quarter, driven primarily by an 18 percent growth in revenues from energy efficiency programs. Additionally, this quarter’s revenue growth benefited from the continued strength of our international government business. In aggregate, our commercial and international government businesses accounted for 32 percent of ICF’s 2013 nine-month revenues, which were up from 29 percent in the comparable 2012 period.”

“Our federal government revenues remained stable in the third quarter despite continued headwinds, thanks to our large and diversified federal agency client base and our domain-led approach to advisory and implementation work. We achieved mid-single-digit growth across our two major markets in the third quarter. Energy, Environment, & Infrastructure increased 5.3 percent, and Health, Social Programs, & Consumer/Financial was up 4.1 percent, together accounting for more than 88 percent of total revenues for the period.”

“Operating income increased modestly in this period of seasonally higher bid and proposal activity, as we continued to make investments to expand our business development activity. The benefit of ICF’s ongoing investments in this area can be seen by the 33 percent and 18 percent sales gains ICF posted for the third quarter and first nine months of 2013, respectively. Net income increased at a rate greater than revenue, reflecting lower amortization and interest costs, and a lower tax rate,” Mr. Kesavan noted.

Commercial Business Third Quarter Highlights

Commercial revenues increased 7.7 percent in the 2013 third quarter to $65.6 million and represented 27 percent of total revenue. Excluding a large transmission infrastructure project that was in a slower phase of construction this period, commercial revenues would have increased 12.8 percent. Commercial business growth was driven by an 18.2 percent increase in energy efficiency program revenues, which accounted for 38 percent of commercial revenues in the third quarter; higher digital interactive revenues across a number of markets including commercial health; and a pickup in energy market consulting work. Commercial contract awards were $40.3 million for the 2013 third quarter and $198.2 million for the first nine months of 2013.

Key Commercial Sales Highlights for the Third Quarter

ICF was awarded more than 350 commercial projects globally in the third quarter. Individual commercial sales in excess of $1 million included web and interactive data development for a major retail chain, two energy efficiency contracts for an East Coast and a West Coast utility, and a mobile applications development contract for an entertainment company. Primary areas of additional awards included management consulting and interactive data applications for health insurers, energy infrastructure and market studies for utilities and industry associations, airline and airport management consulting, environmental program and compliance management, and greenhouse gas inventories for global energy providers.

Government Business Third Quarter Highlights

■

U.S. federal government revenues declined 0.7 percent in the 2013 third quarter and accounted for 58 percent of total revenue, compared to 60 percent in last year’s third quarter. Growth areas included global health survey research, energy, education, and veterans affairs. .

■	U.S. state and local government revenues declined 1.8 percent and accounted for 10 percent of total revenue.

■

International government revenues increased 33.8 percent and accounted for 5 percent of total revenue, primarily reflecting recent contract wins with departments in the U.K. government, European Commission, and Asian Development Bank.

Key Government Contracts Won in the Third Quarter

ICF was awarded more than 175 new U.S. federal government contract and task order awards and hundreds of additional awards from other domestic (state and local) and international governments. The largest awards included:

■

Global Health Survey Research: A $189 million contract from the U.S. Agency for International Development (USAID) Bureau for Global Health to collect, analyze, and present population, health, and nutrition data for more than 75 countries.

■

Environmental Technical Support: Two contracts valued in the aggregate at up to $31 million with the U.S. Environmental Protection Agency (EPA) to provide technical, analytical, and quality assurance support in two regions of EPA’s Environmental Services Assistance Team program.

■	Homeland Security Identity Management: A $14.6 million award from the EPA for Homeland Security Presidential Directive 12 (HSPD-12) and Identity, Credential, and Access Management support.

■

Public Health: Two contracts totaling approximately $10 million with the Centers for Disease Control and Prevention (CDC) for data infrastructure enhancement, and collection, preparation, and reporting of data on cancer and other chronic diseases.

■	Public Health: An $8.2 million contract with the CDC to provide IT enhancement and data management services related to toxicological research.

■	Public Health: An $8 million contract with the CDC to conduct the National Adult Tobacco Survey.

Additional individual government awards of approximately $5 million or greater included cybersecurity support to the U.S. Department of Defense, data collection and analysis for a federal agency supporting social science research, community development program support for a federal agency, additional disaster recovery analytical and program support for a state affected by superstorm Sandy, IT systems support to a state judicial agency, and urbanization and infrastructure analysis and evaluation support for a European aid agency.

Backlog and New Business Awards

Backlog was $1.7 billion at the end of the 2013 third quarter, up from $1.6 billion at the end of the third quarter of 2012. Funded backlog was $748 million for the third quarter of 2013 as compared to $766 million for the third quarter of 2012.

The total value of contracts awarded in the third quarter of 2013 was $480 million and was $943 million for the first nine months of 2013, resulting in a third quarter book-to-bill ratio of 1.97 and a year-to-date book-to-bill ratio of 1.31.

Summary and Outlook

“ICF’s results continue to benefit from the strong performance of our business with both commercial and international government clients, which has enabled us to report year-over-year growth in spite of softness in the federal government arena. Fourth quarter 2013 results, however, will reflect the impact of the 16-day U.S. federal government shutdown. While a portion of the lost business may be recovered later this year and/or early next year, we are lowering our guidance for full year 2013 revenues to $945 to $960 million and per share earnings of $1.95 to $2.00. Cash flow from operations is expected to exceed $65 million.”

“Expectations for diluted earnings per share are based upon an effective tax rate of no more than 38 percent and 20 million weighted average shares outstanding for full year 2013.”

“Our strong year-to-date bookings position ICF for continued growth in 2014. Based on our current visibility and portfolio, we expect to enter 2014 with a total contract backlog at levels higher than the beginning of 2013. At the same time, we anticipate continued strong growth from our commercial and international government businesses as a result of the scheduled ramp-up of existing projects, a robust pipeline of energy efficiency programs, and the favorable demand outlook for our major markets. Acquisitions remain a key part of our growth strategy, and we continue to explore opportunities to expand our capabilities through accretive transactions," Mr. Kesavan concluded.

About ICF International

ICF International (NASDAQ:ICFI) partners with government and commercial clients to deliver professional services and technology solutions in the energy, environment, and infrastructure; health, social programs, and consumer/financial; and public safety and defense markets. The firm combines passion for its work with industry expertise and innovative analytics to produce compelling results throughout the entire program lifecycle, from research and analysis through implementation and improvement. Since 1969, ICF has been serving government at all levels, major corporations, and multilateral institutions. More than 4,500 employees serve these clients from more than 60 offices worldwide. ICF's website is http://www.icfi.com.

Caution Concerning Forward-Looking Statements

Statements that are not historical facts and involve known and unknown risks and uncertainties are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Such statements may concern our current expectations about our future results, plans, operations and prospects and involve certain risks, including those related to the government contracting industry generally; our particular business, including our dependence on contracts with U.S. federal government agencies; and our ability to acquire and successfully integrate businesses. These and other factors that could cause our actual results to differ from those indicated in forward-looking statements are included in the "Risk Factors" section of our securities filings with the Securities and Exchange Commission. The forward-looking statements included herein are only made as of the date hereof, and we specifically disclaim any obligation to update these statements in the future.

SOURCE: ICF International

Contacts:

Douglas Beck, ICF International, 1.703.934.3820

Lynn Morgen/Betsy Brod, MBS Value Partners, 1.212.750.5800

ICF International, Inc. and Subsidiaries
Consolidated Statements of Comprehensive Income
(in thousands, except per share amounts)

	Three months ended		Nine months ended
	September 30,		September 30,
	2013	2012	2013	2012
	(Unaudited)		(Unaudited)

Gross Revenue	$244,055	$237,864	$719,544	$705,154
Direct Costs	154,024	148,267	448,370	436,316
Operating costs and expenses:
Indirect and selling expenses	67,647	66,356	203,513	199,613
Depreciation and amortization	2,771	2,766	8,352	7,058
Amortization of intangible assets	2,459	3,480	7,211	10,530
Total operating costs and expenses	72,877	72,602	219,076	217,201
Operating Income	17,154	16,995	52,098	51,637
Interest expense	(476)	(924)	(1,870)	(3,165)
Other income (expense)	140	(116)	209	(379)
Income before income taxes	16,818	15,955	50,437	48,093
Provision for income taxes	5,687	6,382	18,863	19,237
Net income	$11,131	$9,573	$31,574	$28,856

Earnings per Share:
Basic	$0.56	$0.49	$1.60	$1.46
Diluted	$0.55	$0.48	$1.57	$1.44

Weighted-average Shares:
Basic	19,802	19,610	19,685	19,717
Diluted	20,165	19,770	20,088	20,004

Other comprehensive income:
Foreign currency translation adjustments	445	84	3	(535)
Comprehensive income	$11,576	$9,657	$31,577	$28,321

Reconciliation of non-GAAP financial measures:

Reconciliation of Service Revenue
Revenue	$244,055	$237,864	$719,544	$705,154
Subcontractor and Other Direct Costs*	63,992	61,634	181,106	172,589
Service Revenue	$180,063	$176,230	$538,438	$532,565

Reconciliation of EBITDA
Operating Income	$17,154	$16,995	$52,098	$51,637
Depreciation and amortization	5,230	6,246	15,563	17,588
EBITDA	22,384	23,241	67,661	69,225
Acquisition-related expenses**	106	51	367	676
Adjusted EBITDA	$22,490	$23,292	$68,028	$69,901

*	Subcontractor and Other Direct Costs exclude Direct Labor and Fringe.
**	Acquisition-related expenses include expenses related to closed and anticipated-to-close acquisitions.

ICF International, Inc. and Subsidiaries

Consolidated Balance Sheets

(in thousands, except share amounts)

	September 30, 2013	December 31, 2012
	(Unaudited)

Current Assets:
Cash	$6,006	$14,725
Contract receivables, net	216,439	204,938
Prepaid expenses and other	10,236	7,608
Income tax receivable	2,719	11,231
Total current assets	235,400	238,502
Total property and equipment, net	27,732	28,860
Other assets:
Goodwill	421,480	410,583
Other intangible assets, net	14,738	21,016
Restricted cash	2,042	2,015
Other assets	10,887	8,745
Total Assets	$712,279	$709,721

Current Liabilities:
Accounts payable	$42,104	$44,665
Accrued salaries and benefits	39,176	42,264
Accrued expenses	34,359	31,779
Deferred revenue	19,069	22,333
Deferred income taxes	5,237	5,790
Total current liabilities	139,945	146,831
Long-term liabilities:
Long-term debt	64,064	105,000
Deferred rent	12,286	10,599
Deferred income taxes	10,114	9,081
Other	18,744	9,460
Total Liabilities	245,153	280,971
Commitments and Contingencies	—	—
Stockholders’ Equity:
Preferred stock, par value $.001 per share; 5,000,000 shares authorized; none issued	—	—
Common stock, $.001 par value; 70,000,000 shares authorized; 20,575,953 and 20,171,613 shares issued; and 19,869,548 and 19,559,409 shares outstanding as of September 30, 2013, and December 31, 2012, respectively	21	20
Additional paid-in capital	246,680	237,262
Retained earnings	238,151	206,577
Treasury stock	(16,488)	(13,868)
Accumulated other comprehensive loss	(1,238)	(1,241)
Total Stockholders’ Equity	467,126	428,750
Total Liabilities and Stockholders’ Equity	$712,279	$709,721

ICF International, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(in thousands)

	Nine months ended
	September 30,
	2013	2012
	(Unaudited)
Cash flows from operating activities
Net income	$31,574	$28,856
Adjustments to reconcile net income to net cash provided by operating activities:
Deferred income taxes	432	2,915
Loss on disposal of fixed assets	1	102
Non-cash equity compensation	6,565	6,419
Depreciation and amortization	15,563	17,588
Amortization of debt issue costs	357	443
Deferred rent	1,898	2,745
Changes in operating assets and liabilities, net of the effect of acquisitions:
Contract receivables, net	(10,199)	13,045
Prepaid expenses and other assets	(5,337)	(765)
Accounts payable	(1,694)	462
Accrued salaries and benefits	(3,119)	(115)
Accrued expenses	4,665	2,930
Deferred revenue	(3,621)	(6,151)
Income tax receivable and payable	8,512	(910)
Restricted cash	(27)	(614)
Other liabilities	1,256	(95)
Net cash provided by operating activities	46,826	66,855
Cash flows from investing activities
Capital expenditures for property and equipment and capitalized software	(10,082)	(10,404)
Payments for business acquisitions, net of cash received	(4,763)	(10,749)
Net cash used in investing activities	(14,845)	(21,153)

Cash flows from financing activities
Advances from working capital facilities	90,790	150,516
Payments on working capital facilities	(131,726)	(180,516)
Debt issue costs	—	(1,957)
Proceeds from exercise of options	2,360	67
Tax benefits of stock option exercises and award vesting	338	649
Net payments for stockholder issuances and buybacks	(2,465)	(11,961)
Net cash used in financing activities	(40,703)	(43,202)
Effect of exchange rate on cash	3	(535)
Increase (decrease) in cash	(8,719)	1,965
Cash, beginning of period	14,725	4,097
Cash, end of period	$6,006	$6,062

Supplemental disclosure of cash flow information
Cash paid during the period for:
Interest	$1,881	$2,593
Income taxes	$9,764	$16,706

Non-cash investing and financing transactions:
Fair value of contingent consideration payable in connection with acquisition	$8,028	$—

ICF International, Inc. and Subsidiaries
Supplemental Schedule

Revenue by market	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012

Energy, environment, and infrastructure	40%	39%	39%	39%
Health, social programs, and consumer/financial	48%	48%	48%	47%
Public safety and defense	12%	13%	13%	14%

Total	100%	100%	100%	100%

Revenue by client	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012

U.S. federal government	58%	60%	59%	61%
U.S. state and local government	10%	10%	9%	10%
Non-U.S. government	5%	4%	4%	3%
Government	73%	74%	72%	74%

Commercial	27%	26%	28%	26%

Total	100%	100%	100%	100%

Revenue by contract	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012

Time-and-materials	52%	48%	52%	49%
Fixed-price	27%	30%	28%	30%
Cost-based	21%	22%	20%	21%

Total	100%	100%	100%	100%